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FINANCIAL RELATIONS BOARD	RE:	Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Tom Iacarella Vice President & CFO (605) 336-2750	Dennis Waite General Inquiries (708) 246-6265	Leslie Loyet Analyst Inquiries (312) 640-6672	Cindy Martin Media Inquiries (312) 640-6741

FOR IMMEDIATE RELEASE WEDNESDAY, NOVEMBER 19, 2003	SIC CODES: 3672, 3081, 3829

RAVEN INDUSTRIES ANNOUNCES THIRD-QUARTER RESULTS
Record High Profits Jump 22%; Sales Up 15% to $36 Million

SIOUX FALLS, SD—November 19, 2003—Raven Industries, Inc. (RAVN: NasdaqNM) today reported stronger than expected net earnings of a record $3.9 million, or 42 cents a share, for its third quarter ended October 31, 2003. Net earnings were up 22 percent from last year’s record level. Sales climbed 15 percent to $36.1 million from $31.4 million a year earlier. The industrial manufacturer noted that sales were up in each one of its operating units in the just concluded quarter.

Management said that the biggest driver of the quarter was its Flow Controls Division, whose strength it attributed to “an early start in agricultural orders” and a special order for GPS-based marine navigation systems. “Flow Controls had an outstanding third quarter,” the company reported, “and it far exceeded our previous forecast.”

For the nine-month period, total sales were 19 percent higher than the year-earlier nine-month period to $109.1 million while net income climbed 25 percent to a record $11.2 million, or $1.22 per share, vs. $.96 per share in the comparable period a year ago.

Ronald M. Moquist, President and CEO, commented: “Our productivity improvements and growth initiatives are executing like never before, and that’s reflected in our third-quarter results.” He added that management “believes in its long-term ability to sustain sales, earnings and cash flow momentum. However, we remain cautious in our planning for early next year. This year's first-half included sales of special chemical injection systems to a chemical company totaling $6 million. This company used these systems to promote its insecticides. Its promotional activities, however, will not require Flow Controls to provide additional systems during this spring's planting season. In addition, profit pressures continue due to volatile raw material prices in our Engineered Films Division. We are planning for another strong performance next year, but the level of growth may moderate somewhat in the first half.”

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“Looking to the future,” Moquist added, “the combined impact of major initiatives, including company-wide Six Sigma efforts, tighter cost controls, and ongoing innovations for growth are driving results, and the long-term outlook for Raven looks bright. All four of our operating groups are capable of solid, sustainable growth.”

Segment Performance
 Raven’s Flow Controls Division (FCD) reported third-quarter sales up 22 percent to $8.2 million while operating income jumped 50 percent to $2.4 million, thanks to early agricultural orders. For the nine months, sales were $29 million, a 28 percent increase, and operating income totaled $7.3 million, 26 percent higher than the nine-month period a year earlier.

Engineered Films Division (EFD) sales for the latest quarter rose 19 percent to $12.7 million from the year earlier although operating income fell by less than one percent to $3.0 million. Stronger sales of pit liners, spurred in part by greater drilling activity in the U.S., were offset by softer margins, which continue to be squeezed by higher raw material prices. For the nine months, sales were $35 million, up 16 percent, and operating income totaled $9.0 million, essentially unchanged from the nine-month period a year ago.

Electronic Systems Division (ESD) sales for the third quarter were up slightly, about one percent, to $10.5 million while operating income climbed 20 percent to $1.6 million due to continued operating improvements, with Six Sigma and TQM initiatives bearing fruit. For the nine months, ESD sales were $32.2 million, up 12 percent, and operating income totaled $4.3 million, up 59 percent from the comparable nine-month period a year earlier.

Aerostar reported third-quarter sales rose 30 percent to $4.7 million while operating income jumped to $640,000 from $103,000 in the year-earlier quarter due in large part to higher shipments of US Army cargo parachutes. For the nine months, sales were up 39 percent to $12.9 million and operating income of $1.6 million compared to an operating loss of $195,000 a year earlier.

Balance Sheet
 The company’s balance sheet remained strong with cash and investment balances exceeding $19 million at the end of the quarter. Strong earnings and inventory management have contributed to higher operating cash flows, reaching $17 million for the nine months ended October 31, 2003, compared to $11.3 million for the year-earlier period. The company’s current ratio reached 4.5 to 1 at October 31, 2003, compared to 3.7 one year ago.

CONFERENCE CALL INFORMATION
 Raven has scheduled a conference call today at 2:00 p.m. Central Time to discuss its third quarter 2004 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.

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FORWARD-LOOKING STATEMENTS
 The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this News Release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward looking. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to general economic conditions, weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, technology or the company’s customer base, any of which could adversely impact any of the company’s product lines.

On the Internet, information is available at www.ravenind.com, the company’s website.

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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (unaudited)

	Three Months Ended October 31			Nine Months Ended October 31

			Fav (Unfav)			Fav (Unfav)
	2003	2002	Change	2003	2002	Change

Net sales	$36,081	$31,423	15%	$109,133	$92,089	19%
Cost of goods sold	26,862	24,091		82,666	70,611

Gross profit	9,219	7,332	26%	26,467	21,478	23%
Selling, general, and administrative expenses	3,023	2,535	(19)%	8,691	7,949	(9)%
Gain (loss) on sale of businesses and assets	(75)	75		(174)	179

Operating income	6,121	4,872	26%	17,602	13,708	28%
Other income	5	67		56	120

Income before income taxes	6,126	4,939	24%	17,658	13,828	28%
Income taxes	2,224	1,729		6,410	4,840

Net income	$3,902	$3,210	22%	$11,248	$8,988	25%

Net income per common share:
-basic	$0.43	$0.35	23%	$1.24	$0.98	27%
-diluted	$0.42	$0.34	24%	$1.22	$0.96	27%
Weighted average common shares outstanding:
-basic	9,023	9,136	(1)%	9,044	9,167	(1)%
-diluted	9,233	9,366	(1)%	9,246	9,402	(2)%

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (unaudited)

	Three Months Ended October 31			Nine Months Ended October 31

			Fav (Unfav)			Fav (Unfav)
	2003	2002	Change	2003	2002	Change

Net Sales:
Flow Controls	$8,186	$6,690	22%	$28,991	$22,629	28%
Engineered Films	12,688	10,706	19%	35,013	30,058	16%
Electronic Systems	10,480	10,404	1%	32,209	28,812	12%
Aerostar	4,727	3,623	30%	12,920	9,276	39%
Sold Businesses	—	—		—	1,314	(100)%

Total Company	$36,081	$31,423	15%	$109,133	$92,089	19%

Operating Income (Loss):
Flow Controls	$2,383	$1,589	50%	$7,288	$5,768	26%
Engineered Films	2,963	2,982	(1)%	8,962	8,977	0%
Electronic Systems	1,603	1,332	20%	4,325	2,714	59%
Aerostar	640	103	521%	1,567	(195)	904%
Sold Businesses	(75)	75	(200)%	(355)	204	(274)%
Corporate Expenses	(1,393)	(1,209)	(15)%	(4,185)	(3,760)	(11)%

Total Company	$6,121	$4,872	26%	$17,602	$13,708	28%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (unaudited)

	October 31,	January 31,	October 31,
	2003	2003	2002

ASSETS
Cash, cash equivalents and short-term investments	$19,264	$9,217	$10,117
Accounts receivable, net	18,419	16,468	17,185
Inventories	16,963	21,366	18,351
Prepaid expenses and other current assets	2,075	2,300	2,575

Total current assets	56,721	49,351	48,228
Property, plant and equipment, net	15,857	16,455	16,581
Other assets, net	6,884	7,010	7,574

	$79,462	$72,816	$72,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$104	$119	$119
Accounts payable	4,647	5,291	4,429
Accrued and other liabilities	7,875	7,757	8,398

Total current liabilities	12,626	13,167	12,946
Long-term debt, less current portion	75	151	183
Other liabilities	1,442	1,262	1,636
Stockholders’ equity	65,319	58,236	57,618

	$79,462	$72,816	$72,383

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands) (unaudited)

	Nine Months Ended October 31

	2003	2002

Cash flows from operating activities
Net income	$11,248	$8,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,232	2,995
Deferred income taxes	91	344
Other operating activities, net	2,392	(1,021)

Net cash provided by operating activities	16,963	11,306

Cash flows from investing activities
Capital expenditures	(2,454)	(5,292)
Other investing activities, net	(30)	(3,111)

Net cash provided by (used in) investing activities	(2,484)	(8,403)

Cash flows from financing activities
Dividends paid	(2,262)	(1,924)
Purchase of treasury stock	(2,190)	(2,295)
Long-term debt principal payments	(91)	(99)
Other financing activities, net	111	52

Net cash used in financing activities	(4,432)	(4,266)

Net increase (decrease) in cash and cash equivalents	10,047	(1,363)
Cash and cash equivalents at beginning of period	5,217	7,478

Cash and cash equivalents at end of period	15,264	6,115
Short-term investments	4,000	4,002

Cash, cash equivalents and short-term investments	$19,264	$10,117